EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION
                                                      Three Months Ended
                                                           March 31
                                                       1994         1993
                                                     ($ thousands, except
                                                       per share data)



PRIMARY:
Average shares outstanding                          19,195,794   19,058,472

Net effect of dilutive stock
 options -- Based on the
 treasury stock method using
 average market price                                  143,595      136,123

                                                    ----------   ----------

  Average common shares outstanding                 19,339,389   19,194,595
                                                    ==========   ==========


Income before extraordinary item                    $    5,575   $    2,162
Less:  Preferred stock dividend                          1,075          681
                                                    ----------   ----------
                                                         4,500        1,481

Extraordinary item:
 Loss on extinguishments of debt                             -         (167)
                                                    ----------   ----------
  Net income available for common                   $    4,500   $    1,314
                                                    ==========   ==========

Per common and common equivalent share:
Income (loss) before extra-
 ordinary item                                      $      .23   $      .08
Extraordinary item:
  Loss on extinguishments of debt                          .00         (.01)
                                                    ----------   ----------

  Net income per common share                       $      .23   $      .07
                                                    ==========   ==========

Fully-diluted earnings per share are not presented, as such calculations would be anti-dilutive.